UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Towne Centre Drive San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 30, 2006 the Compensation Committee of our Board of Directors approved a severance and retention bonus plan. The purpose of the plan is to align our severance policy with other similarly situated companies in our market and to provide an incentive for our key employees, including certain key executive officers to remain with the Company throughout the process of considering and implementing strategic initiatives, which may include the sale of our assets and merger or acquisition transactions.

Under the plan, each employee will be entitled to receive severance benefits consisting of a lump sum cash payment equal to a certain number of months of the employee’s base salary (up to 6 months, other than the Acting Chief Executive Officer), together with COBRA coverage and outplacement services, if the employee is terminated without cause. If an employee is a party to an existing change of control agreement with us, then the terms of the change in control agreement will apply to a termination in connection with a change of control.

Under the plan, certain key employees, including certain key executive officers, other than the Acting Chief Executive Officer, will be entitled to receive a retention bonus consisting of a cash amount based on the employee’s employment level (up to $25,000) with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones so long as the employee remains employed with the Company (or its successor in a change in control). If an employee remains employed with the Company (or its successor in a change in control) through December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon December 31, 2006. If the employee’s employment with the Company is terminated without cause by the Company (or its successor in a change in control) on or prior to December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon the date of such termination. If the employee’s employment with the Company is terminated for cause by the Company (or its successor in interest in a change in control) on or prior to December 31, 2006, such employee will not be entitled to any of the retention bonus. If the employee’s employment with the Company ends on or before December 31, 2006 for any reason other than termination without cause or termination for cause by the Company(or its successor in a change in control), upon the date of such termination, the Company will pay to such employee only that portion of the total cash amount that has been earned for milestones achieved prior to the date of such termination.

If all eligible employees were awarded payments under the plan and under existing change of control agreements in connection with a change of control followed by termination of such employee, total awards would aggregate approximately $3.9 million, with approximately $3.3 million in cash payments and approximately $600,000 in stock compensation from the acceleration of vesting. If all eligible employees were awarded payments under the plan not in connection with a change in control, total awards would aggregate approximately $3.1 million, with approximately $2.5 million in cash payments and approximately $600,000 in stock compensation from the acceleration of vesting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: April 5, 2006	By:	/s/ Michael C. Venuti
	Name:	Michael C. Venuti
	Title:	Acting Chief Executive Officer